UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 22, 2015

ProShares Trust II

(Exact name of registrant as specified in its charter)

Delaware	001-34200	87-6284802
(State or other jurisdiction of incorporation)	(Commission File No.)	(I.R.S. Employer Identification No.)

Michael L. Sapir

c/o ProShare Capital Management LLC

7501 Wisconsin Avenue

Suite 1000E

Bethesda, Maryland 20814

(240) 497-6400

(Name, address, including zip code, and telephone number,

including area code, of agent for service)

Copies to:

Michael J. Schmidtberger, Esq.

James C. Munsell, Esq.

c/o Sidley Austin LLP

787 Seventh Avenue

New York, New York 10019

and

Robert J. Borzone Jr. c/o ProShare Capital Management LLC

7501 Wisconsin Avenue

Suite 1000E

Bethesda, MD 20814

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01 Other Events

On May 22, 2015, ProShares announced that it plans to close and liquidate ProShares Ultra Australian Dollar (ticker symbol: GDAY). The fund trades on NYSE Arca.

“We continually review our lineup of ETFs to ensure our products meet the changing needs of investors,” said Steve Cohen, Managing Director of ProShare Advisors LLC. “This fund has lacked the demand necessary to remain open.”

After the close of business on June 18, 2015, the fund will no longer accept creation orders. Trading in the fund on NYSE Arca will be halted prior to market open on June 19, 2015. Fund holdings will be liquidated by June 19 or shortly thereafter. Beginning June 19, the fund will not be traded on NYSE Arca and there will be no secondary market for the fund’s shares. Once the fund is in the process of liquidating its portfolio holdings, it will not be managed in accordance with its investment objective. Proceeds of the liquidation are scheduled to be distributed to shareholders on or about June 29, 2015.

Any shareholders remaining in the fund on the distribution date will automatically have their shares redeemed for cash at the fund’s net asset value per share as of the liquidation date. The cash distribution will be deposited into their brokerage accounts. These cash distributions are taxable events and shareholders should consult their tax advisors about potential tax consequences.

Item 9.01 Financial Statements and Exhibits

(d) Exhibits

Exhibit No.	Description

99.1	Press Release dated May 22, 2015

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: May 26, 2015

ProShares Trust II

By:

/s/ Todd B. Johnson
Todd B. Johnson
Principal Executive Officer